Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra’s Solithromycin Demonstrates No QT Effects in Thorough QT Study

CHAPEL HILL, N.C., Feb. 11, 2014 — Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing differentiated antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today announced that solithromycin demonstrated no QT effects at single intravenous (IV) doses of 800 mg in a Thorough QT (TQT) study.

“Top line results of our solithromycin TQT study demonstrated that solithromycin may be the first macrolide to produce no effect on QT intervals,” said Prabhavathi Fernandes, president and chief executive officer of Cempra. “This is another example of the differentiated positioning of solithromycin compared to other antibiotics, particularly first and second-generation macrolides.”

Macrolides are known to cause QT prolongation that may be associated with risk of arrhythmia. In 2013, the U.S. drug label for azithromycin, the most commonly prescribed macrolide antibiotic in the U.S., was updated to include a warning of possible QTc prolongation and the risk for sudden death (http://www.fda.gov/Drugs/DrugSafety/ucm341822.htm). This label change followed publication of a study that suggested a higher risk of cardiovascular death in persons treated with a 5-day course of azithromycin compared to persons treated with amoxicillin, ciprofloxacin, or no drug (http://www.nejm.org/doi/full/10.1056/NEJMoa1003833).

In the solithromycin TQT study, forty-eight subjects were enrolled in a three-way randomized dosing sequence cross-over design to receive 800 mg of intravenous (IV) solithromycin infused over 40 minutes to obtain maximal cardiac exposure (Cmax), 400 mg of oral moxifloxacin, which was used as the positive control along with IV physiologic saline to maintain study blinding, or IV physiologic saline as the negative control. There was a seven-day washout period between dosing intervals. Data were collected continuously for 25 hours, starting one hour before dosing, using 12-lead ECG Holter monitors. Electrocardiograms were analyzed by a core laboratory. No significant QT effects were seen with solithromycin. The study’s assay sensitivity was confirmed by the observation of QTc prolongation following dosing with moxifloxacin. The study thereby constitutes a solidly negative TQT study as defined by the ICH E14 guidance. Solithromycin at the supratherapeutic exposures achieved in this study had no significant effect on the QT interval (http://www.ich.org/fileadmin/Public_Web_Site/ICH_Products/Guidelines/Efficacy/E14/E14_Guideline.pdf).

About Cempra, Inc.

Founded in 2006, Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in a Phase 3 clinical trial for community-acquired bacterial pneumonia (CABP) and is licensed to strategic partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. TAKSTA™ (CEM-102) is Cempra’s second product candidate currently in a Phase 2 clinical trial for prosthetic joint infections. Both seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company also intends to use its series of proprietary lead compounds from its novel macrolide library for uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the results, timing, costs and regulatory review, and other analyses, of our studies and clinical trials; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; our ability to obtain FDA approval of our product candidates; our dependence on the success of solithromycin and Taksta; and innovation by our competitors. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

Investor and Media Contacts:

Robert E. Flamm,

Ph.D. Russo Partners, LLC

(212) 845-4226

Robert.flamm@russopartnersllc.com

Andreas Marathovouniotis

Russo Partners LLC

(212) 845-4235

Andreas.marathis@russopartnersllc.com